Exhibit 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2017 Earnings

Conference Call Transcript March 8, 2018

Operator: Greetings and welcome to the American Eagle Outfitters’ Fourth Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.

[Operator Instructions] As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available on the tables attached to the earnings release, which is posted on the company’s website at www.ae.com in the Investor Relations section. Here, you can also find the fourth quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. Good morning and thank you for joining us.

I’m pleased that we ended 2017 with strong momentum. The fourth quarter was our best of the year. Sales accelerated. Our fourth quarter comp sales increased 8%. Adjusted EPS grew 13% and was on the high-end of our guidance.

2017 was our third straight year of positive same-store sales. I am proud of how quickly the teams made adjustments to the business after a challenging first half of the year. This resulted in a recovery of strong sales growth in the second half. American Eagle and Aerie both posted positive brick-and-mortar comps, capitalizing on improved mall trends. We also demonstrated exceptional growth online. Our fourth quarter gross and operating margins continued on attractive – consistent sequential improvement. And as Bob will discuss, we expect this positive trend to continue into the first quarter of 2018.

AEO is in excellent financial condition. We ended the year with $414 million in cash and no debt, reflecting confidence in our growth potential and strong free cash flow. Today, we announced a 10% increase in the cash dividend. Our financial strength has enabled us to invest in our brands, talent and omni-channel capabilities. As a result, we are operating from a position of strength and we continue to advance what I believe are the best specialty apparel brands in America. The American Eagle brand has emerged as a true leader in specialty apparel with more growth ahead, not just in America, but globally. This spring, we open in India and we will continue to grow our global footprint. Getting AE jeans in the hands of more consumers is our goal. Aerie is one of the fastest growing brands with a very exciting and long runway ahead. We’ll be accelerating our investments in Aerie to expand our market presence and fuel very strong customer demand.

We’re also investing in our selling channels. Digital sales rose over 20% in the fourth quarter, reaching record levels. This marked our 12th consecutive quarter of double-digit growth. We achieved two of our highest volume sales days over the holidays with seamless execution.

I’m proud to say that we operate one of the best e-commerce sites in retail at $1 billion in sales with strong profitability. It is also encouraging to see better sales trends in the brick-and-mortar channel and we are continuing to invest in our store fleet. It is becoming increasingly apparent that the best go-to-market strategy is the combination of digital and physical store experiences. We will focus on optimizing our business market by market to ensure we have the right stores in the right location. For AE, we are working on updating our store design to strengthen the appeal and bring a more engaging customer experience.

Our pillars of growth are proven and firmly in place which center on driving market share and profit growth. They are leverage our leading position in AE jeans and bottoms, increasing our customer reach, accelerate Aerie growth, strengthen customer experience and engagement, and deliver financial returns to create shareholder value.

I believe now is our time. We have never been stronger as an organization and never as well-positioned for sustained success. American Eagle and Aerie are two great brands with strong brand equity. Additionally, tax reform will provide incremental cash flow, enabling us to reinvest a portion into further growth and shareholder returns.

I’m incredibly proud of the entire American Eagle Outfitters’ team for the progress this company has made over the past few years in a midst of significant change. We have a very healthy business ready for growth. We intend to build on our momentum and I look forward to continued success in 2018.

And now, I will turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. I’m pleased to report that American Eagle brand sales accelerated in the fourth quarter, posting a 5% comp increase. It was great to see store traffic and comp store sales turn positive in the quarter and this trend will continue. Sales were driven by improved traffic and increased transactions. We also saw strong growth in our digital business.

Expecting another promotional holiday season, we took a strong stance to gain market share, win the season and fuel momentum going into spring. Although markdowns were up, we drove more customers to our brand and, importantly, generated higher merchandise margin dollars. We remain committed to strategically reducing our go-forward promotional posture. We are off to a good start with our initial spring deliveries.

The AE brand is firing on all cylinders. Our new loyalty program, AEO Connected, continues to attract new customers. In fact, today, our active customers are spending more money with American Eagle than ever before. We successfully capitalized on our dominance in bottoms and jeans, posting positive comps across key categories for men’s and women’s. Women’s increased in the low-single digits and men’s in the high-single digits. Men’s tops strengthened, delivering a positive comp, continuing the great progress made throughout the year.

One of the most important highlights for the American Eagle business continues to be bottoms. The fourth quarter represented our 18th consecutive quarter of record sales for both genders. Our customers recognize the consistent breadth of styles, quality and value we offer. We view bottoms as an important growth initiative for the AE business as well as powerful new customer acquisition tool.

Today, less than half of our customers buy jeans. For us, this indicates meaningful upside in the business. We will continue to raise the bar, driving greater and greater innovation and building stronger awareness around our jeans collection.

At over $3 billion in revenue, the American Eagle brand has had a great success and now stands as the undisputed leader in our space. As we look to the next billion and beyond, momentum in our bottoms business and growth in loyalty members are key indicators that we are on a path for more market share gains. We’ll continue building on our brand platform of youth empowerment with our new campaign, AE X ME to create a deeper emotional connection to our customers. And, of course, we’re highly focused on delivering the most innovative, high-quality merchandise and creating the most seamless and best customer experience with our leading digital platform and updated store design.

To conclude my remarks, I’m so proud of the incredible position the American Eagle brand holds today. This is our time. We hold leading market share positions across our most important categories. We are supported by the best creative teams. We have leading operational capabilities and financial strength. That’s giving us the ability to invest in and grow this amazing brand.

And now, I’ll turn the call over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good morning, everyone.

I’m thrilled to announce another outstanding quarter for Aerie. Sales strengthened and we achieved our best quarter yet. In the fourth quarter, we delivered an industry-leading comp increase of 34%, following a 17% gain last year. This marks the 15th consecutive quarter of positive comps, which is a testament to the power of our team as well as the uniqueness and relevancy of our brand platforms. I’m extremely proud of the consistent growth we experienced throughout 2017, in fact we hit a key milestone, reaching $500 million in sales. And, we improved our profit flow through. Our next target of $1 billion is in sight and we can’t wait to get there!

In the fourth quarter, we saw terrific growth in both our brick-and-mortar stores and in our digital business. We strategically capitalized on the key holiday weeks with a powerful gifting strategy and distortions into big product categories. In addition to core intimates, we saw excellent growth in our signature active line, as well as leggings, fleece, swim and accessories. With bras and undies at the core of our brand DNA, we see potential to expand our offerings and more broadly address our lifestyle needs.

In today’s climate, Aerie is truly resonating with young women and clearly evolving into a real and relevant lifestyle brand. Awareness is at an all-time high and we are continuing to expand our reach. In 2017, we generated over 8.5 billion media impressions and a 20% increase in social media followers. And we consistently expanded our customer base at a double-digit pace throughout the year.

As we enter 2018, I’m very excited about what we have in the product pipeline. The creative team continues to push the innovation envelope, developing new ideas and fabrics, all anchored on quality and value. Within our bra category, 2018 will be about newness and innovation and we will continue to look for opportunities across the assortment.

Another strategic focus in 2018 is to build synergies with Chad in the AE business as we work to strategically cross customers from AE-only shoppers to become AE and Aerie shoppers. Today, only 50% of women who shop our AE brand shop Aerie. This represents a tremendous opportunity to introduce new customers to the Aerie brand.

Let me now briefly turn to our store opening initiatives. We have had an incredible opportunity to expand our brand presence across the country. Customers love our new store design, which debuted last fall in Miami. And recently, we opened in a mall location with terrific results so far. Our current plan calls for 35 to 40 new Aerie store openings in 2018 with roughly 70% in underpenetrated markets. Everything we do we do for our customers. They inspire us each and every day to remain real and relevant as we build a lifestyle brand designed for her.

Our new campaign and amazing Role Models, Aly Raisman, Yara Shahidi, Rachel Platten and Iskra Lawrence, embody the very core of Aerie. They are strong, confident, empowered women who celebrate their real selves. No need for retouching these incredible and beautiful women. We entered spring with tremendous momentum and we feel great about our potential this season and into the future. Thanks to my amazing team for your unwavering dedication to Aerie. We look forward to the many new opportunities 2018 brings.

And now, I will turn this call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone.

I’m pleased with the progress made throughout 2017 and ending the year with adjusted fourth quarter EPS growth of 13% compared to the prior year. As the team noted, fourth quarter sales accelerated, delivering our best quarter of the year. Margins continued to demonstrate quarterly sequential improvement, which has been one of our objectives throughout the year.

As I review the quarter and the year, my comments will focus on the adjusted financials, which exclude certain items as detailed in the press release and tabled on pages 4 through 9 of the investor presentation.

First, looking at the fourth quarter. Total revenue for the 14 weeks increased 12% to $1.23 billion compared to $1.1 billion for the 13-week period last year. Total revenue grew by $131 million, which included $43 million from the extra week. Comparable sales for the 14 weeks increased 8%, following a slight increase in comps over the same 14-week period last year. The 8% increase was our strongest comp sales performance since the third quarter of fiscal 2015. Additional sales information can be found on page 11 of the investor presentation.

By brand, fourth quarter American Eagle comps were up 5% and Aerie comps increased 34%. Both stores and the digital business grew in the quarter with stores increasing in the low-single digits and digital sales growing over 20%. Digital penetration increased 340 basis points, expanding to just under 31% of revenue in the fourth quarter compared to 27% a year ago.

Regarding our quality of sale metrics on a consolidated basis, traffic and transactions increased with store traffic posting a positive comp, outperforming the mall for both brands. Favorable product mix contributed to a low-single-digit increase in the average unit retail price, while the average dollar sale was up slightly.

Gross profit dollars increased $37 million to $425 million, up 9% from $389 million last year. The gross margin declined 80 basis points to 34.6% of revenue compared to 35.4% last year, the lowest decline of the year. The decrease in margin reflected higher promotional activity. Additionally, increased shipping costs and higher compensation were offset by rent leverage.

SG&A expense of $264 million leveraged 60 basis points to 21.5% as a rate of revenue, driven by strong sales growth. Increased store salaries in support of a strong holiday season, incentive compensation and expenses related to the extra week in the fourth quarter drove the dollar increase from $242 million last year.

Depreciation and amortization remained flat at 3.6% as a rate of revenue with dollars increasing to $44 million compared to $39 million last year. Adjusted operating income of $118 million rose 10% compared to $107 million last year, while deleveraging 20 basis points to 9.6% as a rate to revenue. Adjusted fourth quarter EPS of $0.44 increased 13% compared to adjusted EPS of $0.39 last year.

Now, a few comments and highlights regarding our annual results. After a challenging first half of the year, business recovered in the second half, driven by better overall traffic trends and improved product assortments, particularly in men’s tops. Sales strengthened as the year progressed and we saw improvement in both gross margin and operating margin.

Total revenue for the 53 weeks increased $186 million or 5% to a record $3.8 billion compared to $3.6 billion for the 52 weeks last year. Consolidated comparable sales for the 53 weeks increased 4%, following a 3% increase last year. AE brand comp rose 2% and Aerie comps were up 27%. AE comps showed improvement each quarter this year and Aerie continues to grow at a fast pace with this quarter marking 15 straight quarters of comp growth with the last 13 rising in the double-digits.

Adjusted gross profit dollars increased slightly with a sharp decline in the first half, offset by growth in the second half. For the year, we deleveraged 170 basis points to 36.2% as a rate to revenue due to higher promotional activity primarily. Additionally, increased delivery to support a strong digital business was offset partially by rent leverage. We successfully cut gross margin erosion from 270 basis points in the first quarter to only 80 basis points of decline in the fourth quarter.

Demonstrating good expense management, SG&A leveraged each quarter this year, the annual rate of 23.2% reflects a 60 basis point improvement. For the year, adjusted operating income of $325 million decreased 8% from $353 million last year, deleveraging 120 basis points to 8.6% as a rate to revenue.

In this fiscal year, we incurred total restructuring and related charges of $30 million or $0.11 per share, consisting primarily of charges corresponding to the closure or conversion of international owned and operated stores to licensed partnerships, home office restructuring activities and charges related to the planned exit of a joint business venture.

Adjusted EPS of $1.16 decreased 7% compared to adjusted EPS of $1.25 last year. For additional information, please refer to page 7 of the investor presentation.

As noted in our GAAP statements, our reported fourth quarter and fiscal year EPS of $0.52 and $1.13, respectively, included an $0.08 benefit from the impact of U.S. tax legislation, which is excluded from the adjusted earnings. The benefit relates to a lower blended U.S. corporate tax rate, a net benefit from the re-measurement of the deferred tax balances and a one-time transition tax on un-repatriated earnings of foreign subsidiaries and a benefit related to the acceleration of certain deductions into fiscal 2017.

Now, turning to the balance sheet, starting with inventory, total ending inventories at cost increased 11% to $398 million. Higher inventory reflects strategic investments in men’s and women’s bottoms, women’s tops and Aerie apparel to support strong sales trends and new stores. Additionally, as noted last quarter, a change to the use of clearance stores to liquidate inventory has increased on-hand inventory levels, which will continue until we anniversary this change in strategy in the third quarter of 2018.

Looking forward, we expect first quarter inventory to be up in the low-double digits with 2 percentage points to 3 percentage points driven by our new clearance strategy.

We ended the year with $414 million in cash and investments. As a result of strong free cash flow, cash increased $35 million compared to last year.

During 2017, we returned a total of $176 million to shareholders, we paid dividends of $89 million and we repurchased 6 million shares for $88 million. Today, we also announced a 10% increase in our quarterly cash dividend, in part reflecting strong cash flow, which will increase as a result of the new U.S. tax legislation.

Consistent with our guidance, capital expenditures totaled $169 million for the year. For 2018, we expect CapEx to be in the range of $180 million to $190 million. The increase is due to an acceleration of Aerie growth, store remodeling projects and the balance to support the digital business, omni-channel tools and general corporate maintenance.

2017 store activity can be found on pages 15 through 17 of the investor presentation. Total gross square footage declined slightly in the year as we continued to close underperforming stores, including 25 AE stores and 8 old format Aerie stores. We opened 15 AE stores, 15 Aerie standalone stores and 28 Aerie side-by-side stores in 2017.

Rightsizing our store fleet with the success of our digital business continues to be a high priority for our teams as we continue to use customer data analytics to help in our decision-making. Our plans to strategically expand into new markets have not changed. In 2018, we’ll add 35 to 40 new Aerie stores, of which 10 to 15 will be standalone stores with the balance to represent side-by-side Aerie locations. Additionally, we will open 15 to 20 AE stores and we are currently planning to close 5 to 10 old format Aerie stores and 10 to 15 AE stores in 2018.

Now, regarding our outlook, we’re off to a very positive start this season. In the first quarter, we expect earnings per share of $0.20 to $0.22 based on comp sales in the positive mid-single digits. The first quarter EPS guidance compares to adjusted EPS of $0.16 last year and excludes potential asset impairment or restructuring charges. Our anticipated effective tax rate for the quarter and the year is in the mid-20s, yielding roughly $60 million of incremental cash flow and approximately $0.20 of EPS after making additional investments in our brands.

In closing, we remain focused on driving improvements across the business to produce better earnings flow-through while fueling growth in our brands. Future is bright as we look at opportunities ahead. Our goal is to deliver consistent online results, while creating sustained shareholder value.

And now, we’ll open it up for questions.

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Anna Andreeva with Oppenheimer. Please proceed with your question.

Anna Andreeva – Oppenheimer & Co. Analyst: Great. Thanks so much. Good morning and congrats on strong results

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks.

Anna Andreeva – Oppenheimer & Co. Analyst: Two quick questions. Curious how we should think about gross margins within your guidance for 1Q and maybe talk about the puts and takes on the gross margin line as we go through the year.

And then, secondly, a follow-up on the mid-single-digit comp guide. Is that the run rate in the business quarter-to-date? Thanks so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sure. So, looking forward to this quarter gross margin, you should be thinking on continuation of our sequential margin improvements that we experienced throughout 2017, continuing into the first quarter of this year and the remainder of the year. Really what’s driving that is we continue to manage our BOW expenses very well; our cost per shipment; our shipments per order.

The team did a phenomenal job managing that over the fourth quarter through holiday and actually leveraging those expense line items during that period, which we had not experienced prior to Q4. And continued improvement in the margin because of sourcing efficiencies continuing to drive higher IMUs on product, and just managing our promotions better versus last year is really what’s going to drive that.

And then, relative to our mid-single-digit comp guidance for the quarter, we’re actually experiencing a better trend of that as we began the quarter, but we’ve got a lot of business ahead of us, with spring break and Easter being big volume driving periods for us. So, the trend is slightly better than that currently, but we feel good about the guidance we gave for the quarter.

Operator: Thank you. Our next question comes from the line of Pamela Quintiliano with SunTrust Robinson Humphrey. Please proceed with your question.

Shoshana Pollack- SunTrust Humphrey Inc. Analyst: Hi. This is Shoshana Pollack on for Pam. Congrats on the quarter. Jay, on Aerie, where do you see the brand potential?

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Can you talk up a little bit, we can’t hear you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sorry. Shoshana...

Shoshana Pollack- SunTrust Humphrey Inc. Analyst: Oh, sorry.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: ...can you speak up a little bit?

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Can you speak up, please?

Shoshana Pollack- SunTrust Humphrey Inc. Analyst: Sure. Jay, on Aerie, where do you see the brand potential over the longer term? It seems like it could surpass at least our initial expectations.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Well, it took us the last seven, eight years to get to $500 million. I believe in the next two years, we can achieve over $1 billion. And when I look at Aerie and I look at American Eagle and I see the progress that’s being made in Aerie and with the experience we have, I think this could become, in the next few years, a $2 billion, $3 billion brand.

Operator: Thank you. Our next question comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval- BlueFin Research Partners Analyst: Good morning. Thanks for taking my question. Bob, if you could just talk to me a little bit about the clearance store strategy. Last time, I think on the Q3 call and at the conference, you talked about maybe increasing store counts of those clearance stores to maybe 10 stores. Is that still the strategy this year and where are you with that?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, Rebecca. Yeah, we’re continuing with the clearance strategy. As you mentioned, we tested it in five initial stores. Those test results were very positive. And as a matter of fact, this fall, we’re going to expand the program to a total of 11 stores. The AUR that we realized in clearing or liquidating this inventory through our clearance outlets is significantly better than our previous liquidation period. So, very happy with the results of the test and looking to expand it to 11 in the fall.

Operator: Thank you. Our next question comes from the line of Brian Tunick with Royal Bank of Canada. Please proceed with your question.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Yes, hi. This is Kate on for Brian. Thank you for taking our questions. Bob, I just want to circle back to your earlier comment on gross margin. You called out sequential improvement. Does that mean that we should think about it being up year-on-year here in Q1? And just how should we think about markdowns flowing through there?

And then, secondly, if you could embark on 2018, what’s just your overall view in terms of balancing market share gains with profitability? I understand you drove a lot of share gains this year, but maybe you were a bit more promotional than what you had wanted. Just higher level views there. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, we’re going to continue with the sequential margin improvements. And as it relates to Q1, I think you should be thinking of a positive leverage on that margin rate, not just improvement, but up versus same period the prior year.

And thinking about 2018, and Chad mentioned this in his prepared remarks, we’re going to be competitive in the marketplace all along, but as we look forward, we’re going to look to reduce our promotional stance as we continue throughout the 2018.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Yeah. And to add to Bob, we are very optimistic about 2018. We see a stronger economy, people have more money in their paychecks and we think 2018 should be a very good year.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Well and it’s highlighted by the fact, Jay, that we – our traffic is performing much better than the malls, which I think speaks to how our product resonates with the consumer and the value proposition.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: And also it speaks to people feel more confident.

Operator: Thank you. Our next question comes from the line of Paul Lejuez with Citigroup. Please proceed with your question.

Paul Lejuez- Citigroup Global Markets Analyst: Hey. Thanks, guys. What comp do you need to see EBIT margin expand or breakeven in 2018? Maybe talk about the store comp you need within that to achieve margin expansion. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Across the total company, we would see margin expansion with a low-single-digit comp increase.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley. Please proceed with your question.

Susan Anderson – B. Riley FBR Inc. Analyst: Hi, good morning. Congrats on a nice quarter. I was wondering if you could talk about the AUC expectation for first quarter and 2018 and maybe just if you could expand a little bit, you mentioned just being more efficient within your sourcing to drive greater efficiencies in IMUs.

And then one for Chad, I know you mentioned that about half the customers buy jeans in your stores. This may be back historically a long ways, but if you go back a couple of decades, I guess during periods of stronger jean trends and fashion cycles, has December been higher?

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Well, that goes way back. Because if we go back a couple of decades, we didn’t sell our own jeans. So, it was a very small part of our sales.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And, Susan, on your first question related to AUC expectations in Q1, as I mentioned, on like-for-like product basis, we’re anticipating to continue to see low-single digit decreases and average unit cost in Q1. And current trends in sourcing are we are seeing some pressure in material components and labor. But having said that, based upon our size, the size of the orders we place and the fact that there is more supply out there than demand, it’s a buyers’ market and we’re actually leveraging that situation to continue to negotiate cost decreases.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I would tell you just in the terms of the jeans, I agree with Jay, we don’t – can’t look back that far, but the number of customers buying jeans is one of the levers we have to expand our denim business. We continue to see market share gains and comp improvements and see that business expand for us and we expect to continue to see that for the foreseeable future.

And we’ll be trying to get more customers in the jeans. We’ll be trying to get customers to buy more jeans. And we are working and testing and trying to figure out how to get non-denim buyers to buy jeans. So, it’s something we continue to work on to drive and fuel that business.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Yeah. And I think that our goal is to be the authority in jeans in America and we’re committed to it. We’re beefing up our organization. That we are going to be the – when it comes to denim in America, American Eagle is going to be the authority – period.

Operator: Thank you. Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Analyst: Hi. Thanks so much for taking our questions. I wanted to follow up on what Anna asked. We see many of your peers discuss potential gross margin expansion in 2018. And when you talk about sequential improvement in the first quarter, does that also mean that you expect expansion year-over-year versus last year’s declines?

And then, a follow-up, if you can dig into your inventory guidance, does the low-double-digit expectation at the end of the quarter suggest that you’re planning accelerating sales as we head into summer? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, on the gross margin expansion, you should be thinking about that both on a rate and a dollars increase basis. And related to our inventory guide of low-double digits, a few things really – a few on that and I mentioned it in my prepared comments, we continue to invest in both the men’s and women’s bottoms business, not just jeans but bottoms.

All six bottoms categories for us in Q4 were up, so shorts, jeans, pants, both men’s and women’s genders and when I say up, up significantly. Those businesses are really on fire. In addition, we were very broken in women’s tops. Last year, we continued to invest in tops – women’s tops inventory. Our men’s tops business has improved dramatically and we’re going to fuel that trend.

And lastly, with the growth that we’re experiencing within Aerie, a plus 34% comp for the brand this quarter alone, those are really fueling the main businesses. The very last thing I’ll point out is, today, we’re operating five clearance stores. We’re increasing it to 11. So, more than doubling the store count. We’re going to have to have clearance inventory to fuel those stores and that’s also driving the increase. So, that breakdown of the low-double digits is really comprised of those four to five elements.

Operator: Thank you. Our next question comes from the line of Omar Saad with Evercore ISI. Please proceed with your question.

Omar Saad – Evercore ISI Analyst: Thank you. Good morning. Thanks for taking my question. I wanted to ask if you guys will be willing to give an update on your – the connected loyalty program you launched back in the fall. How that’s doing? What are you learning from that? What sign-ups are like? And maybe also an update on the studio, I don’t know if you touched on that, the Union Square store. What are you learning on that?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So, the loyalty program, we continue to be happy with it. We’ve been signing up many new members and largely driving sign-up through stores, being a very effective channel to get the sign-ups. The program is off to a great start. We’re seeing great engagement in the program. And as we go forward, we look to make the program even more engaging, adding non-dollar rewards – rewards are not just dollar-based and ways to keep the customer engaged and participating with us in the program and shopping in the store, spending more money and more frequently. So, we’re happy with the start of the program.

Union Square has been a great learning experience for us. It’s a really good opportunity for us to see the brand platform come to life as well as a lot of the new engagement tools and customer experiences we have in the store. We’re learning quite a bit from what the customers are responding to and things that the customers maybe are not as engaged in as we thought. And we will be taking learnings from that store and opening a mall-based version later this spring. So, more to come on that.

Operator: Thank you. Our next question comes from the line of Oliver Chen with Cowen & Company. Please proceed with your question.

Courtney Wilson – Cown & Company Analyst: Hi. It’s Courtney Wilson on for Oliver today. Thanks for taking our question. We just had a question on real estate. Can you remind us how many leases are expected to expire this year?

And then, regarding the increased CapEx for 2018 and with half going to store remodels, can you just brief us on what the remodels will consist of? Is it typical refreshes? Are you adding digital or omni-channel capabilities to those stores? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Sure, Courtney. So, regarding real estate, we’ve got roughly 600 leases coming off for expiration over the course of the next three years. Looking to 2018 is the heaviest number of leases that come up for renewal at about approximately 350 of those 600. And as I pointed out earlier, we’ve been very successful negotiating lower rates as those expirations came off and only negotiating short-term leases to the extent we have the ability to.

Regarding your second question on CapEx, remodels kind of take all shapes and sizes. Some are minor refreshes with new fixture packages, paint. Others are major remodels. We do have a number of American Eagle stores that date back to older concepts, which would warrant a complete remodel.

If we feel as though we are located in the right section of the mall or in some instances, we’ll relocate in that same mall to accommodate an Aerie side-by-side location or if an adjacent location opens up, we’re able to add a side-by-side location that a lot of times just so you don’t have a new Aerie concept next to an old American Eagle concept that you would remodel the AE store. So, our remodels take roughly three different shapes and sizes, depending really on the circumstance.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Hi and congratulations. As you think about the men’s business and the progress that you’ve seen on the men’s business, how do you see that moving forward? I mean, obviously, the bottoms business is doing well, but the trajectory of improvement compared to last year is very impressive. So, what are you seeing there?

And the cross learning’s with American Eagle and Aerie in terms of getting more cross customers, is it coming through marketing? Is it coming through in-store events? How do you see that developing to drive top line? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. Thanks. So, the men’s business, honestly, it’s really exciting, because we’re firing on all cylinders in the men’s business, tops, bottoms, across categories. We have new talents in the team and I think we’re finally seeing that product and those merchandise strategies coming to life and we’re seeing really nice business across the whole men’s business – everywhere in men’s.

So, I think we have a lot of opportunities throughout the year. We had a soft men’s business last year and I think there’s a lot of opportunity to continue to show strong positive comps throughout the men’s business.

In terms of trying to leverage the Aerie and American Eagle customers to shop together, we do target the same age range, but we have slightly different sort of emotional propositions within the two brands. So, what we do, it’s really – in terms of the marketing team, we really look at gaining customers into each brand and then trying to leverage them across the two brands, whether it’s on the shared digital platform, in the side-by-side stores or the shop-in-shop. So, we really see it as an opportunity – the marketing opportunity to get the customers highly engaged in both brands going forward.

Operator: Thank you. Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Dygert Morris– BMO Capital Markets Analyst: Thanks. Hey, my congratulations too. Good performance there and good start to spring. Question for Jen, another outstanding quarter for Aerie, so really nice acceleration on the tough comparison. As far as you can tell, an update sort of a view here on where you’re acquiring this customer from, any change in the profile? And of that, I guess, 50% or so that don’t shop Aerie, what’s the opportunity there?

And maybe also just short of a follow-up there, Jen, on the opportunity for swim come this spring, are you kind of lapping the easier environment last year? Do you see more opportunity there? Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. Thanks, John. So, really, first of all, it’s not only over one thing, and when we think about how we acquire the customers, I mean I think our platform is just resonating for the brand. If you think about just our recent launch of the Role Models and how they represent our brand and what they’re doing for the brand and impressions that we’re getting, John, of course we’re introducing new customers every day, just using those avenues and channels.

The 50% opportunity is huge and Chad and I and the marketing team are thinking strategically on how to introduce the balance of the customers into Aerie as Chad mentioned. And we’re thinking of new tactics, John. And every day, we’re work coming up with new creative ideas to ensure that we’re sharing our brands with each other. So, it’s just – it’s not as scientific as I’d like to say, it’s just really understanding the gal.

We are getting new customers every day and it’s interesting our age range is expanding. We’re introducing new young women into the brands with some of our new product launches, i.e. this starts with u-bra, which is amazing and it’s a little bit more youth inspired. However, the moms are shopping with us. So, we’re loving what’s happening there and we’re seeing some ubiquity in our sales and we’re going to continue to punch on that.

Listen, swim is amazing for us. It’s been amazing for us and we see that it’s just another cornerstone of our brand and it’s definitely something that we continue to evolve and innovate. We are seeing nice business there, but we’re also launching other new categories. And what’s really nice about what we’re doing and how we’re mixing the brand now today, John, is our AURs are at an all-time high. And so, that’s been really helpful for us to make sure that we continue to be productive in our stores and we’re seeing nice dollars per square foot growth as well because of that, John.

So, the mix of our new businesses and then, of course, always remaining true to our core competency business, which is intimates. And I mentioned it in my opening remarks, but you’re going to see some nice innovation in the bra category that we’re going to be introducing this year. So, we’re just really excited. And I will say today is International Women’s Day and again, this is how we do it, John. We’re welcoming new women into our brand. Our campaign today just launched. So, just go check it out. It’s really exciting. So, thank you.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter– Jefferies Analyst: Hi. Thanks for taking our question. I just want to get an update on the accessories category. I think it’s been kind of the one source of weakness for you, but are you now starting to see some improvement there?

And then, one more question for Jen. I just want to see if you could talk about the differences in trend you saw in the fourth quarter between the constructed and unconstructed bra business and then a little bit more of how you’re thinking about the growth in that category going forward. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So, for accessories, it’s really been just the women’s accessories category that had been challenging. The men’s accessories categories have been stronger and have continued that momentum. And it is nice to say, a year ago, I sat here and said that I thought we were going to get the men’s business figured out. And we did. And we have some nice momentum there. And we are starting to see some nice green shoots in the women’s accessories business.

We have some new talent in that area as well and starting to see a nice – some improvement in the women’s accessories business. And I expect that, that will continue throughout the year and that should be a source of strength by the end of this year.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And regarding bras, core bras have definitely turned around for us because of some of these launches I have mentioned and we’re really excited with what we’re seeing there, but we still feel like lightly lined is a big portion of our business and it’s what our customer responds to. So, we’re thinking of the business that way.

And then, secondly, on unconstructed bras, we launched that category in a big way. We feel like we own that category. And again, it really represents the Aerie lifestyle. So, it would always be a big portion of our business. And we’re really excited about bralettes. The girls love them. It’s a fashion piece in a wardrobe and it’s something that we’ll always carry. So, we love what we’re seeing and how we’re innovating both constructed and unconstructed on the go-forward.

Operator: Thank you. Our next question comes from the line of Simeon Siegel with Nomura. Please proceed with your question

Julie Kim- Nomura Analyst: Good morning. This is Julie Kim on for Simeon. Thank you for taking our questions. Could you just give color on the higher promotional activity in the quarter if that was concentrated in a specific brand or channel and how the promotional environment looks in Q1 thus far? And additionally on margins, what you can do in terms of trying to reduce shipping cost and getting some leverage there? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: The higher markdowns we took in Q4 were not really related to specific brand or channel. We took a specific stance that we were going to compete in Q4. It’s always a tricky quarter because it’s the quarter where I think the mall gets the most promotional, fighting for the dollars that can come in.

And look, we decided to get aggressive, we decided we want to gain share and we believe that in doing so, we could fuel momentum that would carry into spring and we’re seeing that so far. So, I think we have the right strategy. We want to keep our customer excited and engaged all year round. We are confident and know we can do that in the first three quarters of the year with less promotional activity.

And Q4 is just a highly promotional time period, just like any other brand, we have to play to win in that quarter and that’s what we did. We played and we won. So, I felt good about the stance we took and I feel good about the results that we’ve posted there.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. And on your second question, things that we will do to continue to improve margins, we continue to invest in our omni-channel capabilities. Some of those investments include automation of our pick-and-pack processes in our distribution centers, sortation systems, things of that nature.

We also are right in the middle now with implementing some new shipping optimization software, which we believe will also drive further efficiencies. And, listen, with the current trends we’re experiencing with mall-based traffic within our own stores and positive comps in brick-and-mortar stores that will allow us to continue to leverage rents. So, those are the three major things that will continue to drive those kind of results.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Hey, Devin, we’re going to take one more call.

Operator: Thank you. Our last question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg- JJK Research Analyst: Hi, everybody. Glad I got in. Thanks. Congratulations on a great quarter and a great year. Just a couple of quick questions. Jen, was there particular categories or investments that you made in holiday that drove that acceleration?

And for Chad, on the men’s side, do you think that there’s – and you don’t have to talk about them for competitive reasons, but are there trends that are working in the tops business that you think you can capitalize on as we go forward?

And just, lastly, your guidance on the first quarter, does that anticipate that brick-and-mortar traffic remains positive? Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks Janet.

Janet Kloppenburg- JJK Research Analyst: Hi, Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: How are you? We had a great Q4. And I would say the team did an amazing job. Should I say that we have made some changes too in the organization. Abby Vernon who is running merchandising for the team now really took a lead in making sure that we just really represented gifting and we stood for it and just made appropriate investment distortions in the categories that are all working.

I mentioned, Janet, across the board, everything really worked in Q4. So, it’s just really how we approach and distorted it. And I would say we really stood out in the mall. If you saw the windows and the marketing and what the marketing team did for us and really just got the brand out in such a fresh way, I really think that’s how we won, Janet.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And on the men’s side, Janet, as I was saying earlier, we’re really seeing success across the board in men’s. We’ve been saying for the last year that the bottoms business continued to be strong in men’s while tops were soft and we knew we had that customer. And we just needed to fix the product and get them the right stuff.

It feels like what we’re seeing is that we do have the right assortments now and we have that men’s customer coming in not only buying the bottoms or shopping the whole lifestyle both across tops and accessories. So, I’m excited, as Bob mentioned earlier. We’re in chase mode now in men’s and I think that’s going to be great through the rest of the year. So, I keep pushing the team. I see a lot of opportunity and a lot of opportunity for strong comps kind of across the whole men’s tops and accessories and bottoms.

So – and then, on the guidance, I’ll just say, because – jumping in for Bob here, the guidance in the first quarter does not rely upon be it our brick-and-mortar traffic remaining positive. But as we’ve said, what we’re seeing so far and what I said in my remarks is we do continue to see positive store comps. So, hopefully, that will continue and have a great quarter.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay, great. Thanks. That concludes our call today. Everybody have a great day. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you

Operator: This concludes today’s teleconference. You may disconnect your lines at this time.